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                                                                      EXHIBIT 11

                               Pinkerton's, Inc.

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                  For the Quarter Ended                For the Nine Periods Ended
                                          -------------------------------------   -------------------------------------
                                          SEPTEMBER 5, 1997   September 6, 1996   September 5, 1997   September 6, 1996
                                          -----------------   -----------------   -----------------   -----------------
Net income                                       $ 3,378               3,031             $ 8,074             $ 7,787
                                                 =======            ========             =======             =======
Weighted average number of
 common shares outstanding                        12,563              12,534              12,552              12,525

Dilutive effect of outstanding
 stock options                                       641                 272                 488                 228
                                                 -------            --------             -------             -------

Weighted average number of
 common shares, as adjusted,
 for calculation of earnings
 per share                                        13,204              12,806              13,040              12,753
                                                 =======            ========             =======             =======

Net income per common share                      $   .26            $    .24             $   .62             $   .61
                                                 =======            ========             =======             =======
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